UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 28, 2007

First Security Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee

(State or Other Jurisdiction of Incorporation)

000-549747	58-2461486
(Commission File Number)	(IRS Employer Identification No.)

531 Broad Street, Chattanooga, Tennessee	37402
(Address of Principal Executive Offices)	(Zip Code)

(423) 266-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On November 28, 2007, the First Security Group, Inc. Board of Directors approved a share repurchase program to repurchase up to 500,000 shares, or approximately 3.0 percent, of First Security's outstanding common stock, with repurchases at the discretion of management and reflecting changes in market conditions. Currently, First Security has approximately 16.8 million shares outstanding.

Approval of the plan took into account current economic and market conditions and the strong capital position of First Security and its banking subsidiary, FSGBank, National Association.  First Security will purchase shares from time to time on the open market, as well as through privately negotiated transactions. The repurchase program has no expiration date; all repurchased shares will be retired and available to reissue for general corporate purposes.  The specific timing and amount of repurchases will vary based on market conditions, securities law limitations and other factors.  The repurchases will be made with cash reserves, and may be suspended or discontinued at any time without prior notice.

On August 22, 2007, the Board of Directors authorized a plan to buy back up to 500,000 shares of common stock in open market transactions, as well as through privately negotiated transactions.  First Security has completed its repurchase of these 500,000 shares at a weighted average price of $9.9181 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST SECURITY GROUP, INC.

Dated: November 28, 2007
	By:	/s/ William L. Lusk, Jr.
	Name:	William L. Lusk, Jr.
	Title:	Chief Financial Officer